MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	TeleCommunication Systems Inc.	i3 Mobile, Inc.	Aether Systems Inc.
Underwriters

Chase, Deutsche Banc, Salomon Smith

Barney, Banc of America, Bear Stearns,

Blaylock, DLJ, FleetBoston Robertson

Stephens, Loop Capital, Merrill Lynch,

Mesirow, Thomas Weisel, US Bancorp, Chatsworth, Ferris Baker Watts, Friedman

Billings Ramsey, Jackson, Legg Mason,

Ormes Capital Mkts, Scott & Stringfellow, Utendahl, Williams Capital

		Deutsche Banc Alex Brown, Chase H&Q, Credit Suisse First Boston, etc.	Merrill Lynch, Robertson Stephens, Donaldson Lufkin & Jenrette, US Bancorp Piper Jaffray, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	TSYS	IIIM	AETH
Is the affiliate a manager or co-manager of offering?	Yes	Yes	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	8/8/2000	4/6/2000	10/20/1999
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 79,900,000	$ 81,600,000	$ 96,000,000
Total	$ 79,900,000	$ 81,600,000	$ 96,000,000
Public offering price	$ 17.00	$ 16.00	$ 16.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.19 (7%)	$ 1.12 (7%)	$ 1.12 (7%)
Shares purchased	400	n/a	n/a
$ amount of purchase	$ 6,800	n/a	n/a
% of offering purchased by fund	0.009%	n/a	n/a
% of offering purchased by associated funds*	0.021%	n/a	n/a
Total	0.030%	n/a	n/a
*Small Cap Active Equity